                                                                    EXHIBIT 10.1

Approved May 19, 1994

                           SEAGULL ENERGY CORPORATION
                                      1994
                            EXECUTIVE INCENTIVE PLAN



Background

The 1994 Executive Incentive Plan (the "Incentive Plan") for Seagull Energy Corporation is designed to motivate key employees of the Company to achieve tough, but realistic performance goals and to reward those employees that perform at or above the expected level. The Incentive Plan defines participants, award opportunities and performance goals for the 1994 performance year. It is, of course, based upon the 1994 Operating Plan (the "Operating Plan") and is designed to maximize performance incentives, even though a relatively large element of the Plan remains totally discretionary.


Participation

Approximately 134 key employees listed or identified in Exhibit I are or may become participants in the Incentive Plan. They are officers or individuals whose positions have been valued in the salary structure in and above Grade Twelve. These are the persons responsible for the annual and longer-term success of the Company.


Timing of Payments

50% of any Incentive Plan award is paid to the recipient early in the year following the performance year, 25% in the next year and 25% in the third year. In this case, the performance year is 1994. The award will be determined and the first 50% increment paid in early 1995, and the two remaining installments in early 1996 and 1997. The recipient must be an employee on the payment dates in order to receive any of the respective payments.


Award Opportunities

Annual incentive targets are expressed as a percentage of total salary earned during a given year and can increase to double the targeted amounts or decrease to zero, relative to the achievement of predetermined performance goals and subject to senior management and Board of Director discretion at year-end. The Compensation Committee of the Board reserves the right to modify the performance measures and award levels specified in the objective components of the Incentive Plan if presently unforeseen circumstances should occur during the year which invalidate any of the material assumptions that underlie the Operating Plan, or in the opinion of the Compensation Committee, such modifications are required to avoid a result that is inequitable to either the Company or the Incentive Plan participants.

Performance Measures

The performance measures for the Incentive Plan are summarized in Exhibit II. Two performance criteria are included with the following weightings:

    Pre-tax cash flow from operations         50% weight
    Discretionary performance assessment      50% weight


The first component, pre-tax cash flow from operations ("PCFO"), is defined as earnings before income taxes, plus operating and non- operating depreciation, depletion and amortization, plus pre-tax incentive compensation expense, and is based on actual corporate performance for the year as compared to the Company's Operating Plan projection of PCFO.

The second component, discretionary performance assessment, will be determined individually and subjectively. In making the assessment, two factors will be considered:

       1.   The respective participant's individual job performance.

       2. The Company's stock performance year-end 1993 to year-end 1994 compared to the average stock performance by a selected group of "peer companies" over the same period.

Each performance component will be measured at year-end independently of the other. At that time, the Chief Executive Officer will recommend specific awards, subject to final approval of each element of the total awards by the Compensation Committee and ultimately the Board of Directors.

Under the Incentive Plan, no awards will be paid under the pre-tax cash flow from operations component if the Company's PCFO is less than $155,925,000.


Cost of the Plan with 134 participants (Target %)

Cost of the objective component of the Incentive Plan would be approximately $1,390,000 if the targeted performance goal of $ 208,549,000 of PCFO is achieved and all positions are filled and fully participating for the entire year. The targeted performance goal is 7% higher than the Company's Operating Plan projects. If the discretionary individual performance component was also paid at the target rate, the total cost would be about $2,780,000 which is approximately 1.33% of the $208,549,000 of PCFO which would be required to achieve target performance.

Only if PCFO reached $253,378,000 would the maximum bonus be earned from the objective component. In that event, the cost of the objective component alone would be approximately $2,780,000 which is only about 1.1% of the $253,378,000 of PCFO that would be required to earn an award at that maximum level.

If performance was at the maximum levels for all Plan participants for both the objective and subjective components of the Plan, the total cost would be $5,560,000, which is about 2.19% of the $253,378,000 of PCFO that would be required to earn objective awards at those maximum levels.
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                 EXECUTIVE INCENTIVE PLAN AWARD HISTORICAL DATA

PLAN          NUMBER OF                           AMOUNT                           PERCENT
YEAR         PARTICIPANTS       TOTAL COST       BUDGETED            PCFO          OF PCFO
- ----         ------------       ----------       --------            ----          -------
1994             134                             2,780,000

1993             70             1,872,400        1,798,000        154,725,000        1.21

1992             54             2,187,690                          74,278,000        2.95

1991             50               568,425                          61,706,000        0.92


EXHIBIT I

                           SEAGULL ENERGY CORPORATION

                         1994 EXECUTIVE INCENTIVE PLAN
                  PARTICIPANTS AND TARGETED AWARD OPPORTUNITY


                                                                                    1994
                                                                           INCENTIVE    MAXIMUM
NAME                                     POSITION                           TARGET*    INCENTIVE*
- ----                                     --------                          ---------   ----------
Senior Officers

Galt          Chairman, President & Chief Executive Officer                    50%         100%

Elias         Executive Vice President                                         45%          90%

Shower        Executive Vice President & Chief Financial Officer               45%          90%

Goodpasture   President, Seagull Pipeline Company                              40%          80%

McConn        President, Seagull Energy E&P Inc.                               40%          80%


 *  Expressed as a percent of total salary earned during a given year

NOTE: Information relating to participants other than the five most highly compensated executive officers of the Company has been omitted.

Exhibit II

                              PERFORMANCE MEASURES
                     FOR THE 1994 EXECUTIVE INCENTIVE PLAN
                           SEAGULL ENERGY CORPORATION

Performance Weightings:

         50% on pre-tax cash flow from operations
         50% on subjective performance assessments at discretion of CEO, Compensation Committee and Board of Directors


I.   Pre-Tax Cash Flow From Operations ("PCFO") - 50%:
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
   COLUMN 1             COLUMN 2            COLUMN 3             COLUMN 4

 Pre-Tax Cash         Percentage of    Percentage of PCFO      Percentage of
  Flow From          Operating Plan       Target Award      Total Target Award
Operations (1)       Projection (2)        Earned (3)           Earned (3)
- --------------       --------------    -------------------  ------------------
   155,925                 80                   0                   0

   165,670                 85                   5                   2.5

   175,415                 90                  15                   7.5

   185,161                 95                  30                  15

   194,906                100                  60                  30

   204,651                105                  90                  45

   208,549                107                 100                  50

   214,397                110                 120                  60

   224,142                115                 140                  70

   233,887                120                 160                  80

   243,633                125                 180                  90

   253,378                130                 200                 100

(1) Earnings before income taxes plus operating and non-operating depreciation, depletion and amortization and also plus pre-tax incentive compensation expense (dollars in thousands).

(2) If subsequent events over the course of the performance year invalidate any of the basic assumptions in the Operating Plan, then the original Operating Plan projections will be revised to conform the Operating Plan assumptions to reality. The initial PCFO performance criteria for the Incentive Plan shown in Column 1 will then be adjusted by applying the percentages shown in Column 2 to the revised Operating Plan projection of PCFO.

(3) If, after the actual PCFO for the performance year is determined, it falls within the ranges shown in Column 1, the exact incentive award percentages from Columns 3 and 4 will be calculated by interpolation.

II.  Discretionary Performance Assessment - 50%:

     The discretionary performance assessment will be determined individually and subjectively. In making that assessment, two factors will be considered:

       1. The respective participant's individual job performance, based primarily on the extent to which individual and collective goals and objectives established at the beginning of the year are achieved.

       2. The Company's stock performance year-end 1993 to year-end 1994 compared to the average stock performance by a selected group of "peer companies" over the same period. The comparative calculations will be done on a "total return" basis, weighted for
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              variances in beginning market capitalization and in all respects consistent with the SEC proxy disclosure rules.

       At year-end, the Chief Executive Officer will counsel with his direct reports in completing individual performance assessments for each participant and recommend specific awards, which will be subject to final approval by the Compensation Committee and ultimately the Board of Directors.

       Maximum potential is 100% (1)
       Target goal is 50% (1)
       Minimum potential is 0% (1)

(1) Expressed as a percentage of the executive's targeted incentive opportunity as defined in the Incentive Plan.